EXHIBIT 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Global Industrial Services Inc.

We consent to the incorporation by reference in this registration statement on Form S-8 of Global Industrial Services Inc. of our report dated March 15, 2002, with respect to the consolidated balance sheet of Global Industrial Services Inc. as of December 31, 2001 and the consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the year then ended, which report appears in the December 31, 2001 annual report on Form 10-KSB of Global Industrial Services Inc.

Our report dated March 15, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses and negative cash flows from operations, has a working capital deficiency and is in default on certain debt payments that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty

/s/ KPMG LLP

Chartered Accountants
Victoria, Canada
April 24, 2002